Exhibit 10.37

Revised February 19, 2019

February 11, 2019

Richard Peterson

Sent via electronic message

RE:	Separation Agreement and General Release

Dear Richard,

Your employment with Dermavant Sciences, Inc. has been terminated effective February 8, 2019 (“Separation Date”). This Separation Agreement and General Release (this “Agreement”) sets forth the terms and conditions under which Dermavant Sciences, Inc. is offering you additional pay and benefits in exchange for you making and honoring certain commitments, including agreeing not to pursue legal action against the Company as described in Sections 7 and 8.

PLEASE NOTE: THIS DOCUMENT HAS IMPORTANT LEGAL CONSEQUENCES TO YOU. YOU SHOULD CONSULT AN ATTORNEY OF YOUR CHOICE, AT YOUR EXPENSE, PRIOR TO EXECUTING IT.

1.	Parties To This Agreement

This letter is a proposed agreement that Dermavant Sciences, Inc. is offering to you. In this document, references to RICHARD PETERSON refer to “you” and DERMAVANT SCIENCES, INC. is referred to as “Dermavant” or the “Company.” Together, you and Dermavant are referred to as the “Parties.”

2.	What You Will Receive Regardless of Whether You Enter Into This Agreement

Whether or not you enter into this Agreement, you will receive the following:

a.

Your regular base pay (less applicable withholding) through your Separation Date. You will receive your regular pay in the same manner that you normally receive your regular pay, such as direct deposit, consistent with established bi-monthly pay cycles as long as you remain employed; and

b.

If you are currently enrolled and participating in the Company’s medical/dental/vision benefits, your coverage will extend until the end of February 2019 (the month in which your separation takes place.) Thereafter, you will be able to continue as a member of the Company’s Group Health Plans at your expense in accordance with the terms of those plans, as well as Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for the legally required benefit continuation period. You will be receiving a separate letter explaining your rights and responsibilities with regard to electing your COBRA benefits; and

c.	Accrued vested benefits under any applicable retirement plans offered by the Company. You will receive information directly from Fidelity and you may direct questions to them at 1800-603-4015; and

d.	Reimbursement for all approved business-related expenses incurred up to your last day of employment consistent with established travel and expense policies;

e.

Your outstanding employee stock options in Dermavant Sciences Ltd. (formerly known as Roivant Dermatology Ltd.) granted to you on April 20, 2018 pursuant to the Stock Option Grant Notice and Option Agreement (“Option Agreement”) under the Roivant Dermatology Ltd. 2016 Equity Incentive Plan (the “Plan”) continued to vest until your last day of employment with the Company, February 8, 2019. Whether not you sign this Agreement, any options that have not vested as of such date were forfeited in accordance with the terms of the Plan and your Option Agreement; and

f.

As long as you direct reference inquiries from potential employers to Jen Lustig, Dermavant Sciences, Inc., 2398 E. Camelback Rd., Suite 1060, Phoenix, AZ 85016, unless otherwise authorized in writing, the Company will limit information it discloses in response to reference requests to: (1) your dates of employment; and (2) your last position held. Of course, the Company reserves the right to respond truthfully to any compulsory process of law (such as a subpoena) or as otherwise required by law.

3.	What You Will Receive Only If You Enter Into This Agreement.

As long as you timely sign, date and return this Agreement and Exhibit C BETWEEN FEBRUARY 11, 2019 AND MARCH 4, 2019, and you comply with the Agreement’s requirements, then in addition to those payments and benefits described in Section 2 above:

●

You will receive a lump sum payment of $525,000 (“Lump Sum Payment), equivalent to twelve (12) months of your Base Salary (as defined in Exhibit A) and Annual Performance Bonus (as defined in Exhibit A), subject to applicable withholding; and

●

You will receive a lump sum payment in the amount of $29,128.44, representing reimbursement costs for COBRA premiums for twelve (12) months at current rates for the Company’s medical, dental and vision insurance coverage, subject to applicable withholding; and

●	You will not be required to re-pay your $60,000 Sign-On Bonus (as defined in Exhibit A) to the Company.

You will receive the Lump Sum Payment within a reasonable time after you return the signed and dated Agreement, Acknowledgment and Consulting Agreement (as defined in Section 6 below), provided you do not revoke it under Section 22(c). You agree that the foregoing payments and timing thereof beyond those afforded in your Employment Agreement (as defined in Section 6) that the Company is agreeing to hereunder constitute consideration for your agreements, acknowledgements and releases made hereunder.

4.	W-2s.

The Company will issue an IRS Form W-2 to you in connection with the payment described in Section 3.

5.	How To Enter Into This Agreement.

In order to enter into this Agreement, you must take the following steps:

a.	You must sign and date the Agreement and Form of Acknowledgment, attached hereto as Exhibit C. Signing and dating the Agreement and Exhibit C is how you “Execute” the Agreement.

b.

You must return the Executed Agreement and Acknowledgement on Exhibit C to the Company BETWEEN FEBRUARY 11, 2019 AND MARCH 4, 2019 (unless such period is extended in writing by the Company), together with an executed Consulting Agreement (as defined in Section 6 below). If the Company does not receive the signed and dated Agreement, Acknowledgment and Consulting Agreement by that date, the offer will be deemed withdrawn, this Agreement will not take effect and you will not receive the pay and benefits described in Section 3.

c.	You must comply with the terms and conditions of this Agreement.

6.	Your Acknowledgments.

By entering into this Agreement, you are agreeing:

●

The pay and benefits in Section 3 are more than any money or benefits that you are otherwise promised or entitled to receive under any policy, plan, handbook or practice of the Company or any prior offer letter, agreement or understanding between the Company and you.

●

After your employment ended effective February 8, 2019, except as provided for in this Agreement (and without impacting any accrued vested benefits under any applicable tax-qualified retirement or other benefit plans of the Company), you will no longer participate or accrue service credit of any kind in any employee benefits plan of the Company or any of its affiliates.

●

You acknowledge and agree that your Continuous Service (as defined in the Option Plan) ceased as of the Separation Date, February 8, 2019, notwithstanding anything to the contrary herein, and any unvested options under your Option Agreement ceased to vest and have been forfeited as of such date. Work executed under Exhibit D “Consulting Agreement” does not constitute continuation of service or entitle you to any claim to unvested options.

●	Your obligations under your signed March 9, 2018 Employment Agreement with the Company (“Employment Agreement”) (attached as Exhibit A) and the Employee Non-Disclosure,

Invention Assignment and Restrictive Covenant Agreement (“NDA”) executed by you on March 27, 2018 (attached as Exhibit B), shall remain in full force and effect and you acknowledge and re-affirm those obligations.

●

You agree to be available following your Separation Date and through March 31, 2019 to provide support with respect to the transition of your responsibilities, which shall be pursuant to a consulting agreement to be entered into between you and the Company in the form set forth in Exhibit D hereto (“Consulting Agreement”).

●

As long as the Company satisfies its obligation under the Agreement, it will not owe you anything except for (i) the items set forth in Section 2, which you will receive regardless of whether you Execute this Agreement, and (ii) the items set forth in Section 3, which you will receive if you sign this Agreement and comply with the terms and conditions set forth in this Agreement.

●

During your employment with the Company, you did not violate any federal, state, or local law, statute, or regulation while acting within the scope of your employment with the Company (collectively, “Violations”).

●

You are not aware of any Violation(s) committed by a Company employee, vendor, or customer acting within the scope of his/her/its employment or business with the Company that have not been previously reported to the Company; or (ii) to the extent you are aware of any such unreported Violation(s), you will, prior to your execution of this Agreement, immediately report such Violation(s) to the Company.

7.	YOU ARE RELEASING AND WAIVING CLAIMS

While it is very important that you read this entire Agreement carefully, it is especially important that you read this Section carefully, because it lists important rights you are giving up if you decide to enter into this Agreement.

Who And What Does The Release Cover?

What Are You Giving Up? It is the Company’s position that you have no legitimate basis for bringing a legal action against it. You may agree or believe otherwise or simply not know. However, if you Execute this Agreement, you will, except for certain exceptions described in Section 11, give up your ability to bring a legal action against the Company and others, including, but not limited to its affiliates. More specifically, by Executing this Agreement, you will give up any right you may have to bring various types of “Claims,” which means possible lawsuits, claims, demands and causes of action of any kind (based on any legal or equitable theory, whether contractual, common-law, statutory, federal, state, local or otherwise), whether known or unknown, by reason of any act or omission up to and including the date on which you Execute this Agreement. You are also giving up potential Claims arising under any contract or implied contract, including but not limited to your Employment Agreement or any handbook, tort law or public policy having any bearing on your employment or the termination of your employment, such as Claims for wrongful discharge, discrimination, hostile work environment, breach of contract, tortious interference, harassment, bullying, infliction of emotional distress, defamation, back pay, vacation pay, sick pay, wage, commission or bonus payment, equity grants, stock options, restricted stock option payments, payments under any bonus or incentive plan, attorneys’ fees, costs and future wage loss. This Agreement includes a release of your right to assert a Claim of discrimination on the basis of age, sex, race, religion, national origin, marital status, sexual orientation, gender identity, gender expression, ancestry, parental status, handicap, disability, military status, veteran status, harassment, retaliation or attainment of benefit plan rights. However, as described in Section 11, this Agreement does not and cannot prevent you from asserting your right to bring a claim against the Company and Releasees, as defined below, before the Equal Employment Opportunity Commission or other agencies enforcing non-discrimination laws or the National Labor Relations Board.

Whose Possible Claims Are You Giving Up? You are waiving Claims that you may otherwise be able to bring. You are not only agreeing that you will not personally bring these Claims in the future, but that no one else will bring them in your place, such as your heirs and executors, and your dependents, legal representatives and assigns. Together, you and these groups of individuals are referred to in the Agreement as “Releasors.”

Who Are You Releasing From Possible Claims? You are not only waiving Claims that you and the Releasors may otherwise be able to bring against the Company, but also Claims that could be brought against “Releasees,” which means the Company and all of their past, present and future:

●	shareholders

●	officers, directors, employees, attorneys and agents

●	subsidiaries, divisions and affiliated and related entities

●	employee benefit and pension plans or funds

●	successors and assigns

●	trustees, fiduciaries and administrators

Possible Claims You May Not Know. It is possible that you may have a Claim that you do not know exists. By entering into this Agreement, you are giving up all Claims that you ever had including Claims arising out of your employment or the termination of your employment. Even if Claims exist that you do not know about, you are giving them up.

What Types of Claims Are You Giving Up? In exchange for the pay and benefits in Section 3, you (on behalf of yourself and the Releasors) forever release and discharge the Company and all of the Releasees from any and all Claims including Claims arising under the following laws (including amendments to these laws):

Federal Laws, such as: The Age Discrimination in Employment Act; The Older Workers Benefit Protection Act; Title VII of the Civil Rights of 1964; Sections 1981 through 1988 of Title 42 of the United States Code; The Civil Rights Act of 1991; The Equal Pay Act; The Americans with Disabilities Act; The Rehabilitation Act; The Employee Retirement Income Security Act; The Worker Adjustment and Retraining Notification Act; The National Labor Relations Act; The Fair Credit Reporting Act; The Occupational Safety and Health Act; The Uniformed Services Employment and Reemployment Act; The Employee Polygraph Protection Act; The Immigration Reform Control Act; The Family and Medical Leave Act; The Genetic Information Nondiscrimination Act; The Federal False Claims Act; The Patient Protection and Affordable Care Act; The Consolidated Omnibus Budget Reconciliation Act; and The Lilly Ledbetter Fair Pay Act.

State and Municipal Laws, such as: The Arizona Wage Act; the Arizona Equal Pay Act; the Arizona Employment Protection Act; the Arizona Civil Rights Act; the Arizona Occupational Health and Safety Act; the Arizona Right to Work Act; the Arizona Drug Testing of Employees Act; the Arizona Medical Marijuana Act; the Arizona criminal code; and the New York State Human Rights Law; the New York State Executive Law; the New York State Civil Rights Law; the New York State Whistleblower Law; the New York State Legal Recreational Activities Law; the retaliation provisions of the New York State Workers’ Compensation Law; the New York Labor Law; the New York State Worker Adjustment and Retraining Notification Act; the New York State False Claims Act; New York State Wage and Hour Laws; the New York State Equal Pay Law; the New York State Rights of Persons with Disabilities Law; the New York State Nondiscrimination Against Genetic Disorders Law; the New York State Smokers’ Rights Law; the New York AIDS Testing Confidentiality Act; the New York Genetic Testing Confidentiality Law; the New York Discrimination by Employment Agencies Law; the New York Bone Marrow Leave Law; the New York Adoptive Parents Child Care Leave Law; the New York City Human Rights Law; the New York City Administrative Code; the New York City Paid Sick Leave Law; and the New York City Charter; and The New Jersey Law Against Discrimination; the New Jersey Discrimination in Wages Law; the New Jersey Security and Financial Empowerment Act; the New Jersey Temporary Disability Benefits and Family Leave Insurance Law; the New Jersey Domestic Partnership Act; the New Jersey Conscientious Employee Protection Act; the New Jersey Family Leave Act; the New Jersey Wage Payment Act; the New Jersey Equal Pay Law; the New Jersey Occupational Safety and Health Law; the New Jersey False Claims Act; the New Jersey Smokers’ Rights Law; the New Jersey Genetic Privacy Act; the New Jersey Fair Credit Reporting Act; the New Jersey Emergency Responder Leave Law; the New Jersey Millville Dallas Airmotive Plant Job Loss Notification Act (a/k/a the New Jersey WARN Act); and the retaliation provisions of the New Jersey Workers’ Compensation Law; and all of their respective implementing regulations and all of their respective implementing regulations, including all amendments thereto.

You Are Giving Up Potential Remedies and Relief. You are waiving any relief that may be available to you (such as money damages, equity grants, benefits, attorneys’ fees, and equitable relief such as reinstatement) under any of the waived Claims, except as provided in Section 11.

By executing this Agreement, you are not waiving your rights under any insurance contract (including without limitation any directors and officers policies) or organizational documents of the Company or any of its affiliates providing indemnification or reimbursement or other rights with respect to conduct by you in the scope of your employment as a director, officer, employee or agent of the Company or any of its affiliates.

This Release Is Extremely Broad. This release is meant to be as broad as legally permissible and applies to both employment-related and non-employment-related Claims up to the time that you execute this Agreement. This release includes a waiver of jury trials and non-jury trials. This Agreement does not release or waive Claims or rights that, as a matter of law, cannot be waived, which include, but are not necessarily limited to, the exceptions to your release of claims or covenant not to sue referenced in Section 11.

8.	You Are Agreeing Not To Sue

Except as provided in Section 11, you agree not to sue or otherwise bring any legal action against the Company or any of the Releasees ever for any Claim released in Section 7 arising before you Execute this Agreement. You are not only waiving any right you may have to proceed individually, but also as a member of a class or collective action. You waive any and all rights you may have had to receive notice of any class or collective action against Releases for claims arising before you Execute this Agreement. In the event that you receive notice of a class or collective action against Releasees for claims arising before you Execute this Agreement, you must “opt out” of and may not “opt in” to such action. You are also giving up any right you may have to recover any relief, including money damages, from the Releasees as a member of a class or collective action.

9.	Representations Under The FMLA (leave law) And FLSA (wage and hour law).

You represent that you are not aware of any facts that might justify a Claim by you against the Company for any violation of the Family and Medical Leave Act (“FMLA”). You also represent that you have received all wages for all work you performed and any commissions, bonuses, stock options, restricted stock option payments, overtime compensation and FMLA leave to which you may have been entitled, and that you are not aware of any facts constituting a violation by the Company or Releasees of any violation of the Fair Labor Standards Act (“FLSA”) or any other federal, state or municipal laws.

10.	You Have Not Already Filed An Action.

You represent that you have not sued or otherwise filed any actions (or participated in any actions) of any kind against the Company or Releasees in any court or before any administrative or investigative body or agency. The Company is relying on this assurance in entering into this Agreement.

11.	Exceptions To Your Release Of Claims And Covenant Not To Sue

In Sections 7 and 8, you are releasing Claims and agreeing not to sue, but there are exceptions to those commitments. Specifically, nothing in this Agreement prevents you from bringing a legal action or otherwise taking steps to:

•	Enforce the terms of this Agreement; or

•	Challenge the validity of this Agreement; or

•	Make any disclosure of information required by law; or

•

Provide information to, testify before or otherwise assist in any investigation or proceeding brought by, any regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company; or

•	Provide truthful testimony in any forum; or

•	Cooperate fully and provide information as requested in any investigation by a governmental agency or commission; or

•

File a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental

•	agency or commission (“Government Agencies”); or

•	File a lawsuit or other action to pursue Claims that arise after you Execute this Agreement.

For purposes of clarity, this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit your right to receive an award for information provided to any Government Agencies.

12.	Your Continuing Obligations.

You acknowledge and re-affirm your continuing obligations pursuant to the Employment Agreement and the NDA executed between you and the Company, including your confidentiality obligations under the NDA and any restrictions under the NDA. In addition, you agree not to disclose the existence or terms of this Agreement without the prior written consent of the Company, except: (a) to your spouse, domestic partner or immediate family member; (b) to the extent required by law; (c) in connection with any claim to enforce, interpret or determine the scope, meaning, enforceability or effect of the Agreement; (d) to obtain confidential legal, tax or financial advice with respect thereto; or (e) in connection with the exceptions set forth in Section 11 above.

Pursuant to the Defend Trade Secrets Act of 2016, you acknowledge and understand that you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of the trade secrets of the Company or any of its affiliates that is made by you (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

13.	Return Of Property.

Subject to the remainder of this Section 13, as of your Separation Date, you agree that you have returned to the Company all property belonging to the Company including, but not limited to, electronic devices, equipment, access cards, and paper and electronic documents obtained in the course of your employment. Notwithstanding the foregoing, the Company has agreed to allow you to continue possession and use of your laptop computer and retain and have access to such documentation of the Company that are reasonably necessary to fulfill your obligations under the Consulting Agreement. You expressly agree to return such property to the Company promptly upon the expiration or termination of the Consulting Agreement.

14.	Prior Disclosures.

You acknowledge that, prior to the termination of your employment with the Company, you disclosed to the Company, in accordance with applicable policies and procedures, any and all information relevant to any investigation of the Company’s business practices conducted by any governmental agency or to any existing, threatened or anticipated litigation involving the Company, whether administrative, civil or criminal in nature, and that you are otherwise unaware of any wrongdoing committed by any current or former employee of the Company that has not been disclosed. Nothing in this Agreement shall prohibit or restrict you or the Company from (1) making any disclosure of information required by law; (2) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by any federal or state regulatory or law enforcement agency or legislative body, any self-regulatory organization, or with respect to any internal investigation by the Company or its affiliates; or (3) testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any federal, state or municipal law relating to fraud, or any rule or regulation of any self-regulatory organization.

15.	Non-Disparagement

You agree that you will not, through any medium including, but not limited to, the press, Internet or any other form of communication, disparage, defame, or otherwise damage or assail the reputation, integrity or professionalism of the Company or the Releasees (including without limitation and for the avoidance of doubt, the Company’s affiliated companies or any director or officer of the Company or any of its affiliated companies). The Company shall not make or authorize any public statements or comments that disparage you.

Nothing in this Section 15 is intended to restrict or impede your participation in proceedings or investigations brought by or before the EEOC, NLRB, or other federal, state or local government agencies, or otherwise exercising protected rights to the extent that such rights cannot be waived by agreement, including Section 7 rights under the National Labor Relations Act.

16.	The Company’s Remedies For Breach.

If you breach any section of this Agreement, including without limitation, Section 7, 8, or 15 or otherwise seek to bring a Claim given up under this Agreement, the Company will be entitled to all relief legally available to it including equitable relief such as injunctions, and the Company will not be required to post a bond.

You further acknowledge that if you breach of any section of this Agreement, you will automatically forfeit your right to receive any of the benefits enumerated in Section 3 of this agreement.

You further acknowledge and understand that if the Company should discover any such Violation(s) as described in Section 6 after your execution of this Agreement and/or your separation from employment with the Company, it will be considered a material breach of this Agreement, and all of the Company’s obligations to you hereunder will become immediately null and void.

17.	Governing Law.

This Agreement is governed by New York law, without regard to conflicts of laws principles.

18.	Successors And Assigns.

This Agreement is binding on the Parties and their heirs, executors, successors and assigns.

19.	Severability And Construction.

If a court with jurisdiction to consider this Agreement determines that any provision is illegal, void or unenforceable, that provision will be invalid. However, the rest of the Agreement will remain in full force and effect. A court with jurisdiction to consider this Agreement may modify invalid provisions if necessary to achieve the intent of the Parties.

20.	No Admission.

By entering into this Agreement, neither you nor the Company admits wrongdoing of any kind.

21.	Do Not Rely On Verbal Statements.

●	This Agreement sets forth the complete understanding between the Parties.

●	This Agreement may not be changed orally.

●

This Agreement constitutes and contains the complete understanding of the Parties with regard to the end of your employment, and supersedes and replaces all prior oral and written agreements and promises between the Parties, except that, as set forth in Section 6, your restrictive covenant obligations remain in full force and effect.

●

Neither the Company nor any representative (nor any representative of any other company affiliated with the Company), has made any promises to you other than as written in this Agreement. All future promises and agreements must be in writing and signed by both Parties.

22.	Your Opportunity To Review and Revoke.

a.

Twenty-One Day Review Period. You have twenty-one (21) calendar days from the day you receive this Agreement to consider the terms of this Agreement, sign it and return it to Jen Lustig, Dermavant Sciences, Inc., 2398 E. Camelback Rd., Suite 1060, Phoenix, AZ 85016. Your opportunity to accept the terms of this Agreement begins on February 11, 2019 and will expire at the conclusion of the twenty-one (21) calendar day period if you do not accept those terms before time expires. That means that your opportunity to accept the terms of this Agreement will begin on February 11, 2019 and expire on March 4, 2019. If you elect to sign the Agreement before the conclusion of the twenty-one (21) calendar day review period, you acknowledge that you have done so voluntarily. Your signature below indicates that you are entering into this Agreement freely, knowingly and voluntarily, with full understanding of its terms.

b.

Talk To A Lawyer. During the twenty-one (21) calendar-day review period, and before executing this Agreement, the Company advises you to consult with an attorney, at your own expense, regarding the terms of this Agreement.

c.

Seven Days to Change Your Mind. You have seven (7) calendar days from the date of signing this Agreement to revoke the Agreement by expressing a desire to do so in writing addressed to Jen Lustig, Dermavant Sciences, Inc., 2398 E. Camelback Rd., Suite 1060, Phoenix, AZ 85016.

23.	We Want To Make Absolutely Certain That You Understand This Agreement.

You acknowledge and agree that:

●	You have carefully read this Agreement (including exhibits thereto) in its entirety;

●	You have had an opportunity to consider the terms of this Agreement for at least twenty-one (21) calendar days;

●	You understand that the Company urges you to consult with an attorney of your choosing, at your expense, regarding this Agreement;

●

You have the opportunity to discuss this Agreement with a lawyer of your choosing, and agree that you had a reasonable opportunity to do so, and he or she has answered to your satisfaction any questions you asked with regard to the meaning and significance of any of the provisions of this Agreement;

●	You fully understand the significance of all of the terms and conditions of this Agreement; and

●	You are Executing this Agreement voluntarily and of your own free will and agree to all the terms and conditions contained in this Agreement.

YOU AGREE THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT DO NOT RESTART, EXTEND OR AFFECT IN ANY MANNER THE ORIGINAL REVIEW PERIOD DESCRIBED ABOVE.

/s/ RICHARD PETERSON
DERMAVANT SCIENCES, INC.	RICHARD PETERSON

By:

Dated:	Dated:	2/19/2019

EXHIBIT A

Employment Agreement

Dermavant Sciences, Inc. • 2398 E. Camelback Rd., Suite 1060 • Phoenix, AZ 85016 •

EXHIBIT B

Non-Disclosure, Invention Assignment and Restrictive Covenant Agreement

Dermavant Sciences, Inc. • 2398 E. Camelback Rd., Suite 1060 • Phoenix, AZ 85016 •

EXHIBIT C

Acknowledgment

My employment with Dermavant Sciences, Inc. (the “Company”) is now terminated. I have reviewed my non-disclosure, confidentiality, and restrictive covenant agreement with the Company (the “Agreement”), which is attached to my Separation Agreement and Release dated February 11, 2019, as revised on December 11, 2018, and I swear, under penalty of perjury, that:

•	I have complied and will continue to comply with all of the provisions of the Agreement.

•

I have returned to the Company all property belonging to the Company including, but not limited to, electronic devices, equipment, access cards, and paper and electronic documents obtained in the course of your employment, except as otherwise expressly agreed with my manager for the purposes of facilitating my transition or as contemplated by the Separation Agreement with respect to the Consulting Agreement. I expressly agree to return any such property to the Company promptly upon the expiration or termination of the Consulting Agreement.

•

I understand that all of the Company’s materials (including without limitation, written or printed documents, email and computer disks or tapes, whether machine or user readable, computer memory, and other information reduced to any recorded format or medium), whether or not they contain Confidential Information (as that phrase is defined in the Agreement), are and remain the property of the Company. I have delivered to authorized Company personnel, or have destroyed, all of those documents and all other Company materials in my possession, except as otherwise expressly agreed with my manager for the purposes of facilitating my transition.

I declare, under penalty of perjury, that the foregoing statements by me are true. I further acknowledge and affirm that if any of the foregoing statements by me are willfully false, I will be subject to punishment.

Signature:	/s/ Richard Peterson
Richard Peterson

Dated:	2/19/2019

EXHIBIT D

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is made and effective as of the 9th day of February 2019 (the “Effective Date”), by and between Dermavant Sciences, Inc., a Delaware corporation, having a place of business at 2398 E Camelback Road, Suite 1060, Phoenix, Arizona 85106 (the “Company”), and Richard Peterson (“Consultant”).

WHEREAS, the Company desires to engage Consultant to provide services to the Company and its affiliates, and Consultant desires to accept engagement on the terms and conditions hereinafter stated;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties agree as follows:

1.	Services.

1.1.     Consultant shall provide the services set forth on Exhibit A hereto (the “Services”). Consultant shall be an active consultant to the Company and will attend meetings at the Company’s request or otherwise provide equivalent services to the Company remotely via e-mail, teleconference, or videoconference as may be requested by the Company from time to time.

1.2.     Consultant will carry out the Services to the best of Consultant’s ability in a professional manner consistent with industry standards, in accordance with the standard of care customarily observed with regard to such services in Consultant’s profession and using the Consultant’s expertise and creative talents. Consultant will perform Services in a timely manner and at a location, time and place that Consultant deems appropriate. Consultant will perform the Services in compliance with all applicable laws, rules and regulations.

1.3.     Consultant and the Company acknowledge and agree this Agreement is an independent contractor agreement and does not create an employer/employee or agency relationship between the Company and Consultant. Accordingly, the Company, shall have no withholding obligations with respect to Consultant’s compensation and Consultant shall be solely responsible for payment of federal, state and local taxes arising out of Consultant’s compensation under this Agreement. Consultant shall not be covered by or have any rights to participate under any employee benefit plans of the Company that are in existence or hereafter adopted or implemented and the Company shall not be responsible for payment of workers’ compensation, disability benefits or unemployment insurance. Consultant shall have no right to any participation in the equity incentive plan (“Plan”) of the Company’s parent company, Dermavant Sciences Ltd. (“DSL”), and Consultant’s engagement hereunder shall not constitute Continuous Service (as defined in the Plan) with DSL, the Company or any of its affiliates and no awards under such Plan previously issued to Consultant shall continue to vest by virtue of the engagement of Consultant hereunder. As an independent contractor, Consultant shall not have the power or authority to bind the Company to any obligations whatsoever to third parties without the priorwritten consent of the Company.

1.4.     Consultant represents and warrants to the Company that this Agreement does not violate or breach, and Consultant’s performance of Consultant’s obligations hereunder will not violate or breach, any terms or provisions of any agreement or understanding to which Consultant is subject or bound. Consultant represents, warrants, covenants and agrees that Consultant will not improperly use or disclose any proprietary information or trade secrets of any other party, and will not bring onto the premises of the Company or place on any Company network systems or any Company device any unpublished documents or any property belonging to any other party unless consented to in writing by said party.

2.	Term and Termination.

2.1.     Subject to the terms and provisions set forth below in this Section 2, the term of Consultant’s engagement will begin on February 9, 2019 and shall continue until March 31, 2019 unless earlier terminated pursuant to the terms hereof. This Agreement may be extended upon the mutual written consent of the parties.

The Company may terminate this Agreement at any time with or without cause, effective immediately upon providing written notice to Consultant. Provided that the Company has not terminated this Agreement for cause, which remains uncured by you after ten (10) days of written notice by the Company to you of such cause, the termination or expiration of this Agreement will not affect your rights to receive payments under your Separation Agreement with the Company dated February 11, 2019, as revised on February 19, 2019.

2.2.     Upon termination of this Agreement, all obligations of the Company under this Agreement shall terminate except with respect to payment for Services rendered up to the date of termination and reimbursement of expenses to which Consultant would have been entitled under this Agreement. All of Consultant’s obligations, including without limitation the provisions of this agreement relating to Confidential Information, Trade Secrets and Other Confidential Information under this Agreement shall survive any termination of this Agreement.

3.	Compensation.

3.1     In consideration of the Services provided by Consultant, the Company shall provide Consultant with the fee set forth on Exhibit A hereto.

3.2     All payments under this Agreement are contingent upon Consultant’s completion, execution and sending to Company a completed Form W-9, Form W-8-BEN or other foreign withholding certificate, as applicable.

3.3     Consultant shall submit a detailed invoice to invoices@Dermavant.com for Services to the Company on a monthly basis. Company shall remit payment to Consultant within thirty (30) days of Company’s receipt of an undisputed invoice.

3.4     Company and Consultant acknowledge and agree that the compensation herein represents the fair market value for the Services, has not been determined in a manner that takes into account the volume or value of any business otherwise generated between the Parties, and shall not obligate or in any manner encourage Consultant to purchase, use, recommend, or arrange for the use of any product developed, manufactured, and/or marketed by Company, any of its affiliates and/or business collaborators, or to affect the formulary status of any products of Company, any of its affiliates and/or business collaborators.

3.5     Should it be required, pursuant to Federal or State payment disclosure (or “sunshine”) regulations, or similar reporting laws in other countries, Company will disclose any grants, payments, reimbursement of expenses, meals, gifts, or other things of value (hereinafter “Payments”) provided to Consultant during the term of this Agreement and Consultant hereby consents to such required disclosure. This disclosure may include identifying information including, but not limited to, Consultant’s name, address, medical license number, nature of the services, and the value and nature of any Payments. Once disclosed, this information may be made public by the requesting entity. In order to track such payments, Consultant agrees to cooperate with Company to provide relevant information as may be needed to comply with such obligations.

3.6     Under no circumstance shall Consultant be entitled to receive any compensation or consideration beyond the fee set forth on Exhibit A hereto, as a result of or in connection with this Agreement or the services performed hereunder or in connection with any Invention.

4.	Expense Reimbursements.

4.1.     Consultant shall be reimbursed for all reasonable and necessary expenses incurred by Consultant when travelling at Company’s request. Prior to receiving such reimbursement, Consultant shall submit documentation and receipts for such expenses in excess of $25.00 in sufficient detail for deduction by the Company as an expense. Expenditures in excess of $500.00, and any expenditures beyond $1,000.00 in the aggregate, shall be approved in advance by the Company.

4.2.     All reimbursements provided under this Agreement shall be subject to the requirements that (i) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (ii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year in which the expense is incurred and (iii) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

5.	Confidential Information, Trade Secrets and Nonuse.

5.1.     “Confidential Information” means any and all trade secret, financial, technical, or proprietary business information of the Company or its affiliates that is not generally known outside the Company or its affiliates and which is disclosed directly or indirectly to Consultant in any form (written, oral, or otherwise) by the Company or its affiliates, including but not limited to, its or its affiliates’ representatives, or learned by the Consultant as a result of or in connection with this Agreement or the services provided hereunder. Confidential Information includes, without limitation, information about the Company’s or its affiliates’ business, finances, operations, research and development, clinical studies and related activities (including protocols, data, findings and conclusions), technical information, marketing information, manufacturing information, information about actual or potential transactions conducted or contemplated, regulatory information, and other information about the Company’s discoveries, inventions (whether patentable or not), methods, processes, materials, algorithms, software, specifications, designs, drawings, schematics, data, strategies, plans, prospects, know-how, formulas, processes and ideas (whether tangible or intangible), and including all copies, analyses and derivatives thereof. Any documents, memoranda, programs, or drafts which incorporate or include any Confidential Information shall also be deemed Confidential Information.

5.2.     “Trade Secrets” means information not generally known about the Company’s or affiliates’ business which is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality and from which the Company derives economic value from the fact that the information is not generally known to other persons. Trade Secrets include, but are not limited to, technical or non-technical data, compilations, programs and methods, designs, techniques, improvements, drawings, processes, formulae, financial data, business and product development plans, service reports, price lists, product licensing information, computer programs and source codes of the Company.

5.3.     “Other Confidential Information” shall mean all information respecting the business and activities of the Company and its affiliates that is not generally known outside the Company or its affiliates, including, without limitation, the terms and provisions of this Agreement, the clients, customers, suppliers, employees, consultants, computer or other files, projects, products, computer disks or other media, computer hardware or computer software programs, marketing plans, methodologies, know-how, processes, practices, approaches, projections, forecasts, formats, systems, data gathering methods and/or strategies of the Company. Other Confidential Information includes any information that Company has received and in the future will receive from third parties subject to a duty on Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.

5.4.     Consultant covenants and agrees that Consultant will treat as confidential and will not use (other than in the performance of Consultant’s duties hereunder), or disclose in any manner either during or after the term of this Agreement any Confidential Information, Trade Secrets or Other Confidential Information. Consultant also agrees that Consultant will diligently protect all Confidential Information, Trade Secrets or Other Confidential Information against loss by inadvertent or unauthorized disclosure and will comply with any regulations established by the Company for the purpose of protecting such information.

5.5.     All Confidential Information, Trade Secrets or Other Confidential Information which shall be disclosed to or which shall come into the possession of Consultant, shall be and remain the sole and exclusive property of the Company. Consultant agrees that upon the termination of this Agreement, or at any other time upon request, Consultant will promptly deliver to the Company or destroy the originals and all copies of any Confidential Information, Trade Secrets or Other Confidential Information that are in Consultant’s possession, custody, or control, and any other property belonging to the Company.

5.6.     Pursuant to the Defend Trade Secrets Act of 2016, Consultant acknowledges and understands that Consultant will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of the trade secrets of Company or any of its affiliates that is made by Consultant (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

6.	Inventions.

6.1.     The terms and provisions of this Section 6 shall apply only to Inventions (as hereinafter defined) which Consultant makes, develops, or conceives, either solely or jointly with others, while Consultant is providing services to the Company under this Agreement or within one year after termination of this Agreement or with the use of the Company’s Confidential Information, Trade Secrets, Other Confidential Information, material, facilities, employees or advisors during the term of this Agreement.

6.2.     Ownership of inventions, discoveries, works of authorship and other developments existing as of the date of this Agreement, and all patents, copyrights, trade secret rights and other intellectual property rights therein (collectively, “Pre-existing Intellectual Property”), is not affected by this Agreement, and neither party shall have any claims to or rights in any Pre-existing Intellectual Property of the other party, except as may be otherwise expressly provided in any other written agreement between the parties.

6.3.     Subject to Section 6.1 above, Consultant hereby assigns and agrees to assign to the Company, its successors, assigns, or designees, all of Consultant’s rights to any and all inventions, improvements, discoveries, processes, formulae, designs, technical information, know-how, data, specifications, Confidential Information, Trade Secrets, Other Confidential Information, test results, patents, trademarks, copyrights, computer programs, and other proprietary information relating to the development, production, manufacturing, distribution, commercialization and licensing of pharmaceutical or any other products or product candidates (“Inventions”) which, during the term this Agreement, Consultant makes, develops, or conceives, either solely or jointly with others, while Consultant is providing Services to the Company or with the use of the Company’s Confidential Information, Trade Secrets, Other Confidential Information, material, facilities, employees or advisors.

6.4.     Subject to Section 6.1 above, Consultant agrees to fully and promptly disclose in writing to the Company any such Inventions as such Inventions from time to time may arise. Such disclosure shall be sufficiently complete in technical detail and appropriately illustrated by sketch or diagram to convey to one skilled in the art of which the invention pertains, a clear understanding of the nature, purpose, operations, and, to the extent known, the physical, chemical, biological or other characteristics of the Invention. Consultant further agrees, without charge to the Company other than reimbursement of Consultant’s reasonable out-of-pocket expenses, to execute and deliver all such further documents, including applications for patents and copyrights, and to perform such acts, at any time during or after the term of this Agreement as may be necessary, to obtain patents or copyrights in respect of the Inventions and to vest title to such Inventions in the Company, its successors, assigns, or designees and to carry out the purpose of this Section. Without limiting the generality of the foregoing, Consultant further agrees to give all lawful testimony, including without limitation depositions, during or after the term this Agreement, which may be required in connection with any proceedings involving any Confidential Information, Trade Secret, Other Confidential Information, patent or patent application so assigned by Consultant.

7.	Non-solicitation of Employees and Independent Contractors.

During the term of this Agreement and for a period of six (6) months after its termination for any reason, Consultant will not, without the prior consent of the Company, directly or indirectly, on Consultant’s own behalf or in the service or on behalf of others solicit, induce, recruit or encourage any person engaged or employed by the Company to terminate his or her employment or engagement.

8.	Remedies and Special Severability.

8.1.         Consultant acknowledges and agrees that by virtue of the duties and responsibilities attendant to Consultant’s performance of the Services and the special knowledge of the Company’s affairs, business, clients, and operations, that the Company will have as a consequence of such Services, irreparable loss and damage if Consultant should breach or violate any of the covenants and agreements contained in Sections 5, 6, 7 and/or 9 hereof. Consultant further acknowledges and agrees that each of such covenants is reasonably necessary to protect and preserve the business and the assets of the Company. Consultant acknowledges and agrees that the Company will have no adequate remedy at law and would be irreparably harmed, if Consultant actually breaches or threatens to breach any of the provisions of Sections 5, 6, and/or 7 hereof. Consultant agrees that the Company shall be entitled to equitable and/or injunctive relief to prevent any actual breach or contemplated breach of Sections 5, 6, and/or 7 hereof, and to specific performance of each of the terms of such Section in addition to any other legal or equitable remedies that the Company may have. Consultant further agrees that he shall not, in any equity proceeding relating to the enforcement of the terms of this Sections 5, 6, 7 and/or 8 hereof, raise the defense that the Company has an adequate remedy at law.

8.2.         Nothing contained in this Agreement shall limit, abridge, or modify the rights of the Company under applicable trade secret, trademark, copyright, or patent law or under the laws of unfair competition.

8.3.         The terms and provisions of Sections 5, 6, 7 and/or 8 hereof are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Agreement shall thereby be affected. It is the intention of the parties to this Agreement that the potential restrictions on Consultant’s conduct are reasonable in both duration and geographic scope and in all other respects. If for any reason any court of competent jurisdiction shall find any provisions of Sections 5, 6, 7 and/or 8 unreasonable in duration or geographic scope or otherwise, the restrictions and prohibitions contained therein shall be effective to the fullest extent allowed under applicable law in such jurisdiction.

9.	Compliance.

9.1. Consultant represents, warrants and covenants that:

9.1.1.

Consultant has not been debarred or received notice of any action or threat with respect to debarment under the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C. § 335(a) or any similar legislation applicable in the US or in any other country where the Company intends to develop its activities and Consultant agrees to promptly notify the Company upon receipt of any such notice or similar notice and further agrees, upon the Company’s request, to provide a separate written certification, on a form provided by the Company, to this effect;

9.1.2.

Consultant has not made, offered or solicited and will not make, offer or solicit any remuneration, kickbacks, or anything else of value to any person or entity in violation of the federal Anti-Kickback Statute (42 U.S.C. § 1320-a7b(b)) or any applicable state anti-kickback statutes;

9.1.3.

it conducts its businesses in compliance in all material respects with the United States Foreign Corrupt Practices Act, as amended, the UK Bribery Act, and other similar anti-corruption legislation in other jurisdictions.

9.1.4.

Consultant will not, engage in any activity, practice or conduct that would breach or contravene all applicable laws regarding tax evasion or the facilitation of tax evasion in connection with this Agreement;

9.1.5.

with respect to any committee of which Consultant is a member and which (a) sets drug formularies; and/or (b) develops clinical practice guidelines (“Committee”), Consultant shall inform such Committee of the existence of this Agreement and the nature of the services provided by Consultant hereunder. Such disclosures shall be made on a confidential basis. Furthermore, Consultant shall follow the procedures set forth by the Committee to avoid any appearance of impropriety that may result from Consultant’s performance of the services. The obligations of this section shall remain for two (2) years following the termination or expiration of this Agreement.

9.2.	Consultant shall notify Company immediately if, at any time during the term of this Agreement, any compliance representation and warranty is no longer true, complete, or accurate.

9.3.

Notwithstanding anything to the contrary in this Agreement, Company may, in addition to its other rights and remedies it may have, immediately terminate this Agreement in the event Company receives any information which it, in good faith, determines to be evidence of an actual, alleged, possible or potential breach by Consultant of any compliance representation, warranty or covenant. In the event of such termination, Company shall have no liability to Consultant for any charges, fees, reimbursements or other compensation or claims under this Agreement, including for services previously performed, and Consultant shall be responsible for any loss, cost, claim, liability, penalty or damage Company may incur resulting from the breach of this Section 9 (including, without limitation, those arising as a consequence of Company’s termination of this Agreement).

10.	Insider Trading.

Consultant may come into possession of material nonpublic information related to the Company’s publicly listed affiliates as a result of its relationship with the Company. Consultant acknowledges the securities trading laws and regulations applicable to US listed entities and agrees to act in accordance with such laws and regulations while in possession of such information.

11.	Notices.

All notices, requests, consents, and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person (including delivery by overnight or express courier) or duly sent by certified mail, return receipt requested, proper postage prepaid, addressed to such party at the address set forth below or such other addresses as may hereafter be designated in writing by the addressee to the addressor listing all parties:

Company: Dermavant Sciences, Inc.

Attn: Chief Executive Officer

2398 E Camelback Road, Suite 1060

Phoenix, Arizona 85016

Consultant:       Richard Peterson

Address on file with Company

All such notices, advices, and communications shall be deemed to have been received (a) in the case of personal delivery, on the date of actual personal receipt, and (b) in the case of mailing, on the third day after the posting by certified mail, return receipt requested.

12.	Binding Agreement.

The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. This Agreement is a personal service agreement and may not be assigned in whole or in part by Consultant.

13.	Severable Provisions.

The provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partial enforceable provision to the extent enforceable in any jurisdiction, shall nevertheless be binding and enforceable.

14.	Waiver.

The waiver by one party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision by the other party.

15.	Entire Agreement.

This Agreement constitutes the entire agreement of the parties hereto with respect to Consultant’s provision of the Services and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto and may not be changed orally, but only by an agreement in writing signed by the party against whom the enforcement of any waiver, change, modification, extension, or discharge is sought. Notwithstanding the foregoing, nothing herein shall in any way limit, modify, amend or supersede the provisions of that certain Release and Separation Agreement, dated February 11, 2019, by and between the Company and Consultant, the terms of which shall continue to be binding on the Company and Consultant (the “Separation Agreement”) as provided for therein, including without limitation respect to the continuing terms of the Employment Agreement and NDA (as defined in the Separation Agreement) to the extent provided for in the Retention Agreement.

16.	Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all which together shall constitute one and the same instrument. Signatures to this Agreement transmitted by facsimile, by electronic mail in “portable document format” (“.pdf”), or by any other electronic means which preserves the original graphic and pictorial appearance of the Agreement, shall have the same effect as physical delivery of the paper document bearing the original signature.

17.	Governing Law and Jurisdiction.

This Agreement shall be governed by and interpreted under the laws of the State of New York, without giving effect to the principles of conflicts of law of any jurisdiction. The parties will submit any dispute or claim arising under this Agreement to the exclusive jurisdiction of the U.S. federal or New York state courts within the New York county of New York, and the parties hereby submit to, and waive any objection to, personal jurisdiction and venue in such courts for such purpose.

18.	Dispute Resolution.

Any dispute, claim or controversy arising out of or in connection with this Agreement, including any dispute regarding its existence, validity or termination (the “Dispute”), except to the extent that the Company is seeking injunctive relief pursuant to Sections 5, 6, 7 or 8 hereunder, shall be finally resolved through arbitration under the Commercial Arbitration Rules of the American Arbitration Association in force as of the date of this Agreement (the “Rules”). The Dispute shall be resolved by a sole arbitrator appointed in accordance with the Rules. The place of arbitration shall be New York City, New York. The arbitration shall be conducted in the English language. The award issued by the sole arbitrator shall be final and binding upon the parties and shall not be subject to appeal.

19.	Captions.

The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

Company:	Consultant:

DERMAVANT SCIENCES, INC.	RICHARD PETERSON

By: /s/ Todd Zavodnick	By:	/s/ Richard Peterson 2/19/2019

Name: Todd Zavodnick	Name: Richard Peterson

Title: Chief Executive Officer	Title: Consultant

EXHIBIT A

Description of Consultant’s Services and Compensation

●	Project Name or Services Reference: Transitional services related to the Chief Financial Officer (CFO) function at Dermavant and services to achieve certain specified key deliverables and objectives.

●

Objective: Provide transitional services relating to responsibilities and function of CFO and other services specified herein and as may be reasonably requested by Dermavant from time to time in order to achieve an effective and efficient transition of the CFO role and achieve certain strategic deliverables and objectives.

●	Scope of Work: As provided for herein.

●

Anticipated Timeframe to Completion: During term of the Agreement as contemplated by Section 2.1. Notwithstanding anything to the contrary herein, the parties acknowledge and agree that (a) this Agreement shall automatically terminate by its terms effective 11:59 p.m. ET on March 31, 2019 without any further action by the parties, and (b) payment for services prior to such termination shall be paid based on the Hourly Rate multiplied by the number of hours actually worked prior to such termination.

●

Number of Hours: Consultant agrees to provide the Services contemplated hereby for up to but not to exceed 40 hours per week through the end of the term hereof. Such services shall include reasonable services related to the objective described above without limitation continuing to work on the Company’s budgeting and related financial planning and otherwise assisting with the continued operation of the finance department.

●

Deliverable(s): Consultant shall provide transitional services relating to the responsibilities and function of the CFO role, and shall have such responsibilities and obligations as may be reasonably requested by the Company including providing the Services described herein.

●

Additional Services: It is understood and agreed that, in addition to the Consultant’s Services expressly set out in this Exhibit A, Company may provide additional specific assignments to Consultant verbally or in writing during the term of this Agreement in its reasonable discretion and consistent with the intent and scope of the engagement hereunder.

●	Compensation: In consideration of the Services provided by Consultant, the Company shall pay to Consultant an Hourly Rate of five hundred dollars ($500) per hour.

March 9, 2018

DERMAVANT SCIENCES, INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of March 9, 2018, by and between Richard Peterson (the “Executive”) and Dermavant Sciences, Inc. (the “Company”).

RECITALS

A.     The Company desires the association and services of the Executive and his skills, abilities, background and knowledge, and is willing to engage the Executive’s services on the terms and conditions set forth in this Agreement.

B.     The Executive desires to be in the employ of the Company, and is willing to accept such employment on the terms and conditions set forth in this Agreement.

C.     This Agreement supersedes any and all prior and contemporaneous oral or written employment agreements or arrangements between the Executive and the Company or any predecessor thereof.

AGREEMENT

In consideration of the foregoing, the parties agree as follows:

1.     EMPLOYMENT BY THE COMPANY.

1.1     Position; Duties. Subject to the terms and conditions of this Agreement, the Executive shall hold the position of Chief Financial Officer. In this position, the Executive will have the duties and authorities normally associated with a Chief Financial Officer of a company. The Executive will report to, and be subject to the direction of, the Company’s President and Chief Operating Officer. The Executive shall devote the Executive’s full business energies, interest, abilities and productive time to the proper and efficient performance of the Executive’s duties under this Agreement; provided, however, that the Executive may devote reasonable periods of time to (a) serving on the board of directors of other corporations subject to the prior approval of the Company’s Board of Directors (the “Board”), and (b) engaging in charitable or community service activities, so long as none of the foregoing additional activities materially interfere with the Executive’s duties under this Agreement.

1.2     Service to Affiliates. It is understood and agreed that the Executive’s duties may include providing services to or for the benefit of the Company’s affiliates, including, but not limited to, Dermavant Sciences Ltd. (the “Parent”), provided, that the Executive agrees that he will not provide any services from within the United States for the Parent or any affiliate of the Parent that is organized in a jurisdiction outside the United States. The Executive will not become an employee of the Parent, and the Executive’s activities in respect of services to the Parent shall be strictly ministerial and shall not involve conducting any of the Parent’s business activities from within the United States, including day-to-day management or other operational activities of the

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Parent.

1.3     Location of Employment. The Executive’s principal place of employment shall be the Company’s offices located in Arizona. The Executive understands that his duties may require periodic business travel.

1.4     Policies and Procedures. The employment relationship between the parties shall be governed by this Agreement and by the policies and practices established by the Company and/or its Board. In the event that the terms of this Agreement differ from or are in conflict with the Company’s policies or practices, this Agreement shall govern and control.

1.5     Exclusive Employment; Agreement not to Compete. Subject to Section 1.1 and 1.2 above, except with the prior written consent of the Board, the Executive will not during his employment with the Company undertake or engage in any other employment, occupation or business enterprise. During the Executive’s employment, the Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by the Executive to be adverse or antagonistic to the Company, its business, or prospects, financial or otherwise, or in any company, person, or entity that is, directly or indirectly, in competition with the business of the Company. Ownership by the Executive in professionally managed funds over which the Executive does not have control or discretion in investment decisions, or, an investment of less than two percent (2%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded on a national securities exchange or in the over-the-counter market shall not constitute a breach of this Section.

1.6     Start Date. The Executive’s employment with the Company shall commence on March 30, 2018 (the “Start Date”).

2.          AT-WILL EMPLOYMENT.

The Executive’s employment relationship with the Company is, and shall at all times remain, at-will. This means that either the Executive or the Company may terminate the employment relationship at any time, for any reason or for no reason, with or without Cause (as defined below) or advance notice; provided, however, the Executive must provide the Company at least three (3) months’ advance written notice of the Executive’s intention to resign from employment (except for a resignation for Good Reason, in which case such procedure shall be governed by the terms set forth in the definition of Good Reason) and the Company shall provide the Executive written notice in the event of a termination of the Executive’s employment by the Company without Cause.

3.          COMPENSATION AND BENEFITS.

3.1     Salary. The Company shall pay the Executive a base salary at the annualized rate of $375,000.00 (or $15,625.00 per pay period) (the “Base Salary”), less payroll deductions and all required withholdings, payable in regular periodic payments in accordance with the Company’s normal payroll practices. The Base Salary shall be

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prorated for any partial year of employment on the basis of a 365-day year. The Base Salary shall be subject to periodic review and may be adjusted from time to time in the Board’s discretion. This position is classified as exempt from overtime.

3.2     Sign-On Bonus

(a)     Within sixty (60) days of the Executive’s Start Date, the Company shall pay the Executive a lump sum payment of $60,000.00 less applicable withholding. Should the Executive’s employment be terminated by the Company for Cause or on account of the Executive’s resignation for any reason, in either case, prior to March 30, 2019, the Executive will be required to repay a pro-rated portion of the sign-on bonus within thirty (30) days following his termination or resignation. Such pro-rated portion of the bonus shall be equal to the product of (i) $60,000 and (ii) a fraction, the numerator of which is the number of days during the period beginning on the Executive’s termination date and ending on March 30, 2019, and the denominator of which is 365.

3.3     Annual Performance Bonus. Each fiscal year, the Executive will be eligible to earn an annual discretionary cash bonus (the “Annual Performance Bonus”) with a target bonus opportunity equal to 40% of the Executive’s Base Salary, based on the Board’s assessment of the Executive’s individual performance and overall Company performance. The Executive’s initial eligibility for this bonus will be for the period beginning April 1, 2018 through March 31, 2019. In order to earn and receive the Annual Performance Bonus, the Executive must remain employed by the Company through and including the date on which the Annual Performance Bonus is paid, except as otherwise set forth in Section 5.1. The Annual Performance Bonus, if any, will be paid no later than thirty (30) days following the end of the Company’s fiscal year (March 31st) or by April 30th. The Annual Performance Bonus payable, if any, shall be prorated for the initial year of employment (on the basis of a 365-day year) or prorated if the Company’s review or assessment of the Executive’s performance covers a period that is less than a full fiscal year. The determination of whether the Executive has earned a bonus and the amount thereof shall be determined by the Board (and/or a committee thereof) in its sole discretion. The Board (and/or a committee thereof) reserves the right to modify the bonus criteria from year to year.

3.4     Equity. Subject to the terms of the Parent’s 2016 Equity Incentive Plan (the “Plan”) and approval of the grant by the board of directors of the Company and the board of directors of the Parent (the “Parent Board”), the Executive will be granted an option to purchase 750,000 shares of Dermavant Sciences Ltd. common stock (the “Dermavant Award”). The Dermavant Award will be granted on the 20th day of the month (or the following business day if the 20th day is a weekend or holiday) following the commencement of the Executive’s employment and will be subject to a 4-year vesting period, with (i) twenty-five percent (25%) of the Dermavant Award vesting on the one-year anniversary of the grant of the Dermavant Award and (ii) the balance of the Dermavant Award vesting in a series of twelve (12) successive equal quarterly installments measured from the first anniversary of the grant of the Dermavant Award, provided the Executive is employed by the Company on each such vesting date. The Dermavant Award will be governed by the Plan and other documents issued in connection with the grant and will expire and cease to be exercisable on the ten (10) year anniversary of the grant of the Dermavant Award. Upon a Change of Control (as defined

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in the Plan), any unvested portion of the Dermavant Award shall immediately vest in full.

3.5     Benefits and Insurance. The Executive shall, in accordance with Company policy and the terms of the applicable plan documents, be eligible to participate in benefits under any benefit plan or arrangement that may be in effect from time to time and made available to similarly situated Company executives (including, but not limited to, being named as an officer for purposes of the Company’s Directors & Officers insurance policy). The Company reserves the right in its sole discretion to modify, add or eliminate benefits at any time. All benefits shall be subject to the terms and conditions of the applicable plan documents, which may be amended or terminated at any time. The Executive shall be entitled to vacation each year, in addition to sick leave and observed holidays in accordance with the policies and practices of the Company. Vacation may be taken at such times and intervals as the Executive shall determine, subject to the business needs of the Company.

3.6     Expense Reimbursements. The Company will reimburse the Executive for all reasonable business expenses that the Executive incurs in conducting his duties hereunder, pursuant to the Company’s usual expense reimbursement policies. Reimbursement will be made as soon as practicable following receipt from the Executive of reasonable documentation supporting said expenses.

4.     PROPRIETARY INFORMATION OBLIGATIONS.

As a condition of employment, the Executive agrees to execute and abide by the Company’s Employee Non-Disclosure and Inventions Assignment Agreement (“NDA”).

5.     TERMINATION OF EMPLOYMENT.

5.1     Termination Without Cause Or Resignation For Good Reason. If the Executive’s employment with the Company is terminated without Cause or the Executive resigns for Good Reason (as defined below), then the Company shall pay the Executive any earned but unpaid Base Salary and unused vacation accrued (if applicable) through the date of termination, at the rates then in effect, less standard deductions and withholdings. In addition, if the Executive furnishes to the Company an executed waiver and release of claims in a form provided by the Company, which may include an obligation for the Executive to provide reasonable transition assistance (the “Release”) that is nonrevocable prior to the Release Date (as defined below), and if the Executive allows the Release to become effective in accordance with its terms, then the Executive shall receive an (i) an Annual Performance Bonus for the year of termination, payable at the same time that Annual Bonuses are paid to active employees of the Company, (ii) continued payments of the Executive’s Base Salary for the one year period following termination, payable in equal installments in accordance with customary payroll practices, but no less frequently than monthly, and (iii) reimbursement for COBRA coverage for twelve (12) months following termination of employment, which shall be taxable to the Executive, to the extent required by applicable law. The installment payments set forth in the preceding clause (ii) shall commence within ten (10) days following the Release Date and will be subject to required withholding; provided that, any amounts that would have otherwise been paid during the period between the Executive’s termination date and the first payment date in accordance with payroll

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practices will be included in the first payment.

5.2     Other Termination. If the Executive resigns his employment at any time without Good Reason or the Executive’s employment is terminated by the Company at any time for Cause or due to death or Disability (as defined below), the Company shall pay the Executive (or his estate) any Base Salary and any unused vacation accrued (if applicable) through the date of such resignation or termination, at the rates then in effect, less standard deductions and withholdings. The Company shall thereafter have no further obligations to the Executive, except as may otherwise be required by law.

5.3     Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a)     “Cause” shall mean the occurrence of any of the following, the Executive’s: (i) conviction of, or plea of no contest to, any felony or any crime involving moral turpitude or dishonesty, (ii) participation in a fraud against the Company, (iii) willful and material breach of the Executive’s duties and obligations under this Agreement or any other agreement between the Executive and the Company or its affiliates that has not been cured (if curable) within thirty (30) days after receiving written notice from the Board of such breach, (iv) engagement in conduct that causes or is reasonably likely to cause material damage to the Company’s property or reputation, (v) material failure to comply with the Company’s Code of Conduct or other material policies, or (vi) violation of any law, rule or regulation (collectively, “Law”) relating in any way to the business or activities of the Company or its subsidiaries or affiliates, or other Law that is violated during the course of the Executive’s performance of services hereunder that results in the Executive’s arrest, censure, or regulatory suspension or disqualification, including, without limitation, the Generic Drug Enforcement Act of 1992, 21 U.S.C. § 335(a), or any similar legislation applicable in the United States or in any other country where the Company intends to develop its activities. “Disability” shall mean the Executive’s inability to perform his duties and responsibilities hereunder, with or without reasonable accommodation, due to any physical or mental illness or incapacity, which condition has continued for a period of 180 days (including weekends and holidays) in any consecutive 365-day period.

(b)     “Good Reason” shall mean the occurrence of any of the following events without the Executive’s consent: (i) a material reduction of the Executive’s Base Salary as initially set forth herein or as the same may be increased from time to time, provided, however, that if such reduction occurs in connection with a Company-wide decrease in executive officer team compensation, such reduction shall not constitute Good Reason provided that it is a reduction of a proportionally like amount or percentage affecting the entire executive team not to exceed 10%; (ii) material reduction in the Executive’s authority, duties or responsibilities, as compared to the Executive’s authority, duties or responsibilities immediately prior to such reduction; or (iii) a change in the Executive’s principal location of employment, resulting in an increase in the Executive’s one-way driving distance by more than fifty (50) miles from the Executive’s then current principal residence on file with the Company; provided, however, any resignation by the Executive shall only be deemed for Good Reason pursuant to this definition if: (1) the Executive gives the Company written notice of the Executive’s intent to terminate for Good Reason within ninety (90) days following the first occurrence of

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the condition(s) that he believes constitute(s) Good Reason, which notice shall describe such condition(s); (2) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”); and (3) the Executive voluntarily terminates his employment within thirty (30) days following the end of the Cure Period.

5.4     “Release Date” shall mean the date that is fifty-five (55) days following the date of the Executive’s termination.

5.5     Effect of Termination. The Executive agrees that should his employment be terminated for any reason, he shall be deemed to have resigned from any and all positions with the Company, including, but not limited to, his position on the Board and Parent Board, as applicable.

5.6     Section 409A Compliance.

(a)     It is intended that any benefits under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), provided under Treasury Regulations Sections 1.409A-1(b)(4), and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations Section 1.409A-2(b)(2)(iii)), the Executive’s right to receive any installment payments under this Agreement (whether severance payments, if any, or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “termination of employment” or like terms shall mean separation from service. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by the Company at the time of a separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i), and if any payments or benefits that the Executive becomes entitled to under this Agreement on account of such separation from service are deemed to be “deferred compensation,” then to the extent delayed commencement of any portion of such payments or benefits is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided prior to the earliest of (i) the expiration of the six-month period measured from the date of separation from service, (ii) the date of Executive’s death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such period, all payments deferred pursuant to this paragraph shall be paid in a lump sum, and any remaining payments due shall be paid as otherwise provided herein. No interest shall be due on any amounts so deferred.

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(b)     With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and (iii) such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred. The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any compensation under this Agreement constitutes deferred compensation subject to Code Section 409A but does not satisfy an exemption from, or the conditions of, Code Section 409A.

5.7     Section 280G.

(a)     If any payment or benefit (including payments and benefits pursuant to this Agreement) that the Executive would receive in connection with a transaction (the “Transaction”) from the Company or otherwise (“Transaction Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the Transaction Payment are paid to the Executive, which of the following two alternative forms of payment would result in the Executive’s receipt, on an after-tax basis, of the greater amount of the Transaction Payment notwithstanding that all or some portion of the Transaction Payment may be subject to the Excise Tax: (1) payment in full of the entire amount of the Transaction Payment (a “Full Payment”), or (2) payment of only a part of the Transaction Payment so that the Executive receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”). For purposes of determining whether to make a Full Payment or a Reduced Payment, the Company shall cause to be taken into account the value of all applicable federal, state and local income and employment taxes and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes). If a Reduced Payment is made, (x) the Executive shall have no rights to any additional payments and/or benefits constituting the Transaction Payment, and (y) reduction in payments and/or benefits shall occur in the manner that results in the greatest economic benefit to the Executive as determined in this paragraph. If more than one method of reduction will result in the same economic benefit, the portions of the Transaction Payment shall be reduced pro rata.

(b)    Notwithstanding the foregoing, in the event that no stock of the Company is readily tradeable on an established securities market or otherwise (within the meaning of Section 280G of the Code) at the time of the Transaction, the Company shall cause a vote of shareholders to be held to approve the portion of the Transaction Payments that equals or exceeds three times (3x) the Executive’s “base amount” (within the meaning of Section 280G of the Code) (the “Excess Parachute Payments”) in accordance with Treas. Reg. §1.280G-1, and the Executive shall cooperate with such vote

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of shareholders, including the execution of any required documentation subjecting the Executive’s entitlement to all Excess Parachute Payments to such shareholder vote. In the event that the Company does not cause a vote of shareholder to be held to approve all Excess Parachute Payments, the provisions set forth in Section 5.7(a) of this Agreement shall apply.

(c) Unless the Executive and the Company otherwise agree in writing, any determination required under this section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Accountants shall provide detailed supporting calculations to the Company and the Executive as requested by the Company or the Executive. The Executive and the Company shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this section.

6.     ARBITRATION.

Except as otherwise set forth below in connection with equitable remedies, any dispute, claim or controversy arising out of or relating to this Agreement or the Executive’s employment with the Company (collectively, “Disputes”), including, without limitation, any dispute, claim or controversy concerning the validity, enforceability, breach or termination of this Agreement, if not resolved by the parties, shall be finally settled by arbitration in accordance with the then-prevailing Employment Arbitration Rules and Procedures of JAMS, as modified herein (“Rules”). The requirement to arbitrate covers all Disputes (other than disputes which by statute are not arbitrable) including, but not limited to, claims, demands or actions under the Age Discrimination in Employment Act (including Older Workers Benefit Protection Act); Americans with Disabilities Act; Civil Rights Act of 1866; Civil Rights Act of 1991; Employee Retirement Income Security Act of 1974; Equal Pay Act; Family and Medical Leave Act of 1993; Title VII of the Civil Rights Act of 1964; Fair Labor Standards Act; Fair Employment and Housing Act; and any other law, ordinance or regulation regarding discrimination or harassment or any terms or conditions of employment. There shall be one arbitrator who shall be jointly selected by the parties. If the parties have not jointly agreed upon an arbitrator within twenty (20) calendar days of respondent’s receipt of claimant’s notice of intention to arbitrate, either party may request JAMS to furnish the parties with a list of names from which the parties shall jointly select an arbitrator. If the parties have not agreed upon an arbitrator within ten (10) calendar days of the transmittal date of such list, then each party shall have an additional five (5) calendar days in which to strike any names objected to, number the remaining names in order of preference, and return the list to JAMS, which shall then select an arbitrator in accordance with the Rules. The place of arbitration shall be New York, New York. By agreeing to arbitration, the parties hereto do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, including, without

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limitation, with respect to the NDA. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1-16. Judgment upon the award of the arbitrator may be entered in any court of competent jurisdiction. The arbitrator shall: (a) have authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The Company shall pay all administrative fees of JAMS in excess of $435 (a typical filing fee in court) and the arbitrator’s fees and expenses. Each party shall bear its or his own costs and expenses (including attorney’s fees) in any such arbitration and the arbitrator shall have no power to award costs and attorney’s fees except as provided by statute or by separate written agreement between the parties. In the event any portion of this arbitration provision is found unenforceable by a court of competent jurisdiction, such portion shall become null and void leaving the remainder of this arbitration provision in full force and effect. The parties agree that all information regarding the arbitration, including any settlement thereof, shall not be disclosed by the parties hereto, except as otherwise required by applicable law.

7.     GENERAL PROVISIONS.

7.1     Representations and Warranties.

(a)     The Executive represents and warrants that the Executive is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that the Executive’s execution and performance of this Agreement will not violate or breach any other agreements between the Executive and any other person or entity. The Executive represents and warrants that the Executive is not subject to any confidentiality, non-competition agreement or any other similar type of restriction that could restrict in any way the Executive’s hiring by the Company and the performance of the Executive’s expected job duties with the Company.

(b)     The Company and its affiliates do not wish to incorporate any unlicensed or unauthorized material, or otherwise use such material in any way in connection with, its and their respective products and services. Therefore, the Executive hereby represents, warrants and covenants that he has not and will not disclose to the Company or its affiliates, use in their business, or cause them to use, any information or material which is a trade secret, or confidential or proprietary information, of a third party, including, but not limited to, any former employer, competitor or client, unless the Company or its affiliates have a right to receive and use such information or material.

(c)     The Executive represents and warrants that the Executive is not debarred and has not received notice of any action or threat with respect to debarment under the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C. § 335(a) or any similar legislation applicable in the United States or in any other country where the Company intends to develop its activities. The Executive understands and agrees that this Agreement is contingent on the Executive’s submission of satisfactory proof of identity and legal authorization to work in the United States, as well as verification of

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auditor independence.

7.2     Advertising Waiver. The Executive agrees to permit the Company, and persons or other organizations authorized by the Company, to use, publish and distribute advertising or sales promotional literature concerning the products and/or services of the Company in which the Executive’s name and/or pictures of the Executive appear. The Executive hereby waives and releases any claim or right the Executive may otherwise have arising out of such use, publication or distribution.

7.3     Miscellaneous. This Agreement, along with the NDA and any applicable equity awards that have been granted, constitutes the complete, final and exclusive embodiment of the entire agreement between the Executive and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both the Executive and a duly authorized officer or member of the Board. This Agreement will bind the heirs, personal representatives, successors and assigns of both the Executive and the Company, and inure to the benefit of both the Executive and the Company, and to his and its heirs, successors and assigns, except that the duties and responsibilities of the Executive are of a personal nature and shall not be assignable or delegable in whole or in part by the Executive. The Company may assign its rights, together with its obligations hereunder, in connection with any merger, consolidation, or transfer or other disposition of all or substantially all of its assets, and such rights and obligations shall inure to, and be binding upon, any successor to the Company or any successor to all or substantially all of the assets of the Company, which successor shall expressly assume such obligations. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of New York as applied to contracts made and to be performed entirely within New York. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts and facsimile signatures will suffice as original signatures.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

DERMAVANT SCIENCES, INC.

By:	/s/ Vincent Ippolito
Name: Vincent Ippolito
Title: President and Chief Operating Officer

ACCEPTED AND AGREED:

/s/ Richard Peterson
Richard Peterson

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EMPLOYEE NON-DISCLOSURE AND INVENTION ASSIGNMENT AGREEMENT

I, Richard Peterson, am an employee of Dermavant Sciences, Inc., a Delaware corporation with a place of business at 324 Blackwell St., Bay 12, Suite 1220, Durham, NC 27701 (the “Company”). I am making this Agreement in consideration of my employment with the Company. This agreement applies to the entire period of my employment.

1.	Representations and Warranties; Covenants.

1.1     No Conflict with any Other Agreement or Obligation. I represent and warrant that I am not bound by any agreement or arrangement with or duty to any other person that would conflict with this agreement.

1.2     I shall not disclose to the Company or induce the Company to use any proprietary, trade secret or confidential information or material belonging to others. I represent and warrant that I will not disclose any information to the Company in violation of any legal or fiduciary obligations.

1.3     I represent and warrant that I do not have any non-competition, employment agreement, association or other similar obligations to any other person that preclude me from accepting employment with the Company or are in conflict with my intended employment with the Company.

1.4     No Infringement of Third Party Intellectual Property Rights. I represent and warrant that the Inventions (as defined in Section 3 below) will not infringe any patent, copyright, trade secret or other proprietary right of any third party.

1.5 Open Source. I represent and warrant that the Inventions will not include any open source software, except with the prior written consent of the Company. If open source software is included in the Inventions, I agree to maintain for the Company a regularly updated record of all such open source software.

2.     Confidential Information.

2.1     Definition of Confidential Information. “Confidential Information” means all of the trade secrets, know-how, ideas, business plans, pricing information, the identity of and any information concerning customers or suppliers, computer programs (whether in source code or object code), procedures, processes, strategies, methods, systems, designs, discoveries, inventions, production methods and sources, marketing and sales information, information received from others that the Company is obligated to treat as confidential or proprietary, and any other technical, operating, financial and other business information that has commercial value, relating to the Company, its business, potential business, operations or finances, or the business of the Company’s affiliates or customers, of which I may have acquired or developed knowledge or of which I may in the future acquire or develop knowledge of during my work for the Company, or from my colleagues while working for the Company.

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2.2     Protection of Confidential Information. I will use the Confidential Information only in the performance of my duties for the Company. I will not disclose the Confidential Information, directly or indirectly, at any time during or after my employment with the Company except to persons authorized by the Company to receive this information. I will not use the Confidential Information, directly or indirectly, at any time during or after my employment with the Company, for my personal benefit, for the benefit of any other person or entity, or in any manner adverse to the interests of the Company. I will take all action reasonably necessary to protect the Confidential Information from being disclosed to anyone other than persons authorized by the Company.

2.3     Return of Confidential Information. When my employment with the Company terminates, I will immediately return or destroy all materials (including without limitation, written or printed documents, email and computer disks or tapes, whether machine or user readable, computer memory, and other information reduced to any recorded format or medium) containing, summarizing, abstracting or in any way relating to the Confidential Information. At the time I return these materials I will acknowledge to the Company, in writing and under oath, in the form attached as Exhibit B, that I have complied with the terms of this agreement.

3.	Inventions.

3.1     Definition of Inventions. The term “Inventions” means:

(a)      contributions and inventions, discoveries, creations, developments, improvements, works of authorship and ideas (whether or not they are patentable or copyrightable) of any kind that are conceived, created, developed or reduced to practice by me, alone or with others, while employed by the Company that are either: (i) conceived during regular working hours or at my place of work, whether located at Company, affiliate or customer facilities, or at my own facilities; or (ii) regardless of whether they are conceived or made during regular working hours or at my place of work, are directly or indirectly related to the Company’s business or potential business, result from tasks assigned to me by the Company, or are conceived or made with the use of the Company’s resources, facilities or materials; and

(b)     any and all patents, patent applications, copyrights, trade secrets, trademarks, domain names and other intellectual property rights, worldwide, with respect to any of the foregoing.

(c)     The term “Inventions” specifically excludes any inventions I developed entirely on my own time without using any Company equipment, supplies, facilities or trade secret information, unless (i) the invention related at the time of conception or reduction to practice of the invention to (A) the Company’s business, or (B) the Company’s actual or demonstrably anticipated research or development, or (ii) the invention results from any work performed by me for the Company.

3.2     All Inventions are Exclusively the Property of the Company. (a) I will promptly disclose all Inventions, in full detail, to persons authorized by the Company. I will not disclose any

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Invention to anyone other than persons authorized by the Company, without the Company’s express prior written instruction to do so.

(b)     All Inventions will be deemed “work made for hire” as that term is used in the U.S. Copyright Act, and belong solely to the Company from conception. I hereby expressly disclaim all interest in all Inventions. To the extent that title to any Invention or any materials comprising or including any Invention is found not be a “work made for hire” as a matter of law, I hereby irrevocably assign to the Company all of my right, title and interest to that Invention. At any time during or after my employment with the Company that the Company requests, I will sign whatever written documents of assignment are necessary to formally evidence my irrevocable assignment to the Company of any Invention.

(c)     At all times during or after my employment with the Company I will assist the Company in obtaining, maintaining and renewing patent, copyright, trademark and other appropriate protection for any Invention, in the United States and in any other country, at the Company’s expense.

3.3     Excluded Information. On Exhibit A attached to this agreement I have included a complete list, with nonconfidential descriptions, of any inventions, ideas, reports and other creative works that I made or conceived prior to my employment with the Company (collectively, the “Excluded Information”). I intend that the items on that list and only the items on that list shall be excluded from the restrictions set forth in this agreement. I will not assert any right, title or interest in or to any Invention or claim that I made, conceived or acquired any Invention before my employment with the Company unless I have specifically identified that Invention on the attached Exhibit A. In the event that any Excluded Information is incorporated into any Invention, I hereby grant Company a perpetual, worldwide, royalty free, non-exclusive license to use and reproduce the Excluded Information for commercial, internal business and all other purposes.

4.     Non-Solicitation. In order to protect the legitimate business interests of the Company and in consideration of the Company’s willingness to provide to me access to its Confidential Information, I agree that during the period beginning on the initial date of my employment with the Company and ending twelve (12) months after termination of my employment with the Company for any reason, I will not directly or indirectly, whether as owner, sole proprietor, partner, shareholder, director, member, consultant, agent, founder, co-venture partner or otherwise, (i) do anything to divert or attempt to divert from the Company any business of any kind, including, without limitation, solicit or interfere with any of the Company’s customers, clients, members, business partners or suppliers, or (ii) solicit, induce, recruit or encourage any person engaged or employed by the Company to terminate his or her employment or engagement.

5.     Miscellaneous .

5.1     Interpretation and Scope of this Agreement. Each provision of this agreement shall be interpreted on its own. If any provision is held to be unenforceable as written, it shall be enforced to the fullest extent permitted under applicable law. In the event that one or more of the provisions contained in this agreement shall for any reason be held unenforceable in any respect under the law of any state of the United States or the United States, then it shall (a) be enforced to

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the fullest extent permitted under applicable law and (b) such unenforceability shall not affect any other provision of this agreement, but this agreement shall then be construed as if such unenforceable portion(s) had never been contained herein.

5.2     Remedies. I understand and agree that if I breach or threaten to breach any of the provisions of this agreement the Company would suffer immediate and irreparable harm and that monetary damages would be an inadequate remedy. I agree that, in the event of my breach or threatened breach of any of the provisions of this agreement, the Company shall have the right to seek relief from a court to restrain me (on a temporary, preliminary and permanent basis) from using or disclosing Company Confidential Information or Inventions or otherwise violating the provisions of this agreement, and that any such restraint shall be in addition to (and not instead of) any and all other remedies to which the Company shall be entitled, including money damages. The Company shall not be required to post a bond to secure against an imprudently granted injunction (whether temporary, preliminary or permanent).

5.3     Governing Law; Jury Waiver; Consent to Jurisdiction. This agreement (together with any and all modifications, extensions and amendments of it) and any and all matters arising directly or indirectly herefrom shall be governed by and construed and enforced in accordance with the internal laws of the state of New York applicable to agreements made and to be performed entirely in such state, without giving effect to the conflict or choice of law principles thereof. For all matters arising directly or indirectly from this Agreement (“Agreement Matters”), I hereby (a) irrevocably consent and submit to the sole exclusive jurisdiction of the United States District Court for the Southern District of New York and any state court in the state of New York that is located in the Manhattan county of New York (and of the appropriate appellate courts from any of the foregoing) in connection with any legal action, lawsuit, arbitration, mediation, or other legal or quasi legal proceeding (“Proceeding”) directly or indirectly arising out of or relating to any Agreement Matter; provided that a party to this Agreement shall be entitled to enforce an order or judgment of any such court in any United States or foreign court having jurisdiction over the other party, (b) irrevocably waive, to the fullest extent permitted by law, any objection that I may now or later have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding which is brought in any such court has been brought in an inconvenient forum, (c) irrevocably waive, to the fullest extent permitted by law, any immunity from jurisdiction of any such court or from any legal process therein, (d) irrevocably waive, to the fullest extent permitted by law, any right to a trial by jury in connection with a Proceeding, (e) covenant that I will not, directly or indirectly, commence any Proceeding other than in such courts and (f) agree that service of any summons, complaint, notice or other process relating to such Proceeding may be effected in the manner provided for the giving of notice as set forth in this agreement.

5.4     Entire Agreement; Amendments and Waivers. This agreement (including the exhibits attached hereto) represents the entire understanding and agreement among the parties hereto with respect to the subject matter hereof and can be amended, supplemented, or changed and any provision hereof can be waived, only by written instrument signed by the party against whom enforcement of any such amendment, supplement, change or waiver is sought.

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5.5     Captions. The captions and section headings in this agreement are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this agreement.

5.6     Counterparts; Binding Effect. This agreement may be executed in counterparts, each of which shall be deemed an original agreement, but all of which together shall constitute one and the same agreement. Except as otherwise expressly provided herein, this agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

5.7     Notices. All notices and other communications given or made pursuant to this agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications to me shall be sent to the respective parties at their address as set forth on the signature page of this agreement, or in the Company’s records, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section and all notices to the Company shall be provided to the Company’s headquarters, attention General Counsel.

[Signature Page Follows]

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By signing this agreement below, (1) I agree to be bound by each of its terms, (2) I acknowledge that I have read and understand this agreement and the important restrictions it imposes upon me, and (3) I represent and warrant to the Company that I have had ample and reasonable opportunity to consult with legal counsel of my own choosing to review this agreement and understand its terms including that it places significant restrictions on me.

EMPLOYEE:

By: /s/ Richard Peterson

Name: Richard Peterson

Address:

Date: 3- 27- 18

Accepted by Company:

DERMAVANT SCIENCES, INC.

By:

Name:

Title:

Date:

[Signature Page to Dermavant Sciences, Inc. Non-Disclosure and Invention Assignment Agreement]

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EXHIBIT A

Excluded Information:

[Securely attach additional pages if necessary]

[If this exhibit is left blank, the employee shall be deemed to represent that he/she does not have any Excluded Information.]

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EXHIBIT B

Form of Acknowledgment

My employment by Dermavant Sciences, Inc. (the “Company”) is now terminated. I have reviewed my Non-Disclosure and Invention Assignment Agreement with the Company, dated                                            , 201_ (the “Agreement”), and I swear, under oath, that:

• I have complied and will continue to comply with all of the provisions of the Agreement.

• I understand that all of the Company’s materials (including without limitation, written or printed documents, email and computer disks or tapes, whether machine or user readable, computer memory, and other information reduced to any recorded format or medium), whether or not they contain Confidential Information (as that phrase is defined in the Agreement), are and remain the property of the Company. I have delivered to authorized Company personnel, or have destroyed, all of those documents and all other Company materials in my possession.

Signature

Name (Please print clearly)

Address

STATE OF                            )

                                                     ) ss.:

COUNTY OF                        )

BE IT REMEMBERED, that on this             day of                 ,         , before me, the subscriber, a notary public of the State of                     , personally appeared                                     , who being by me duly sworn on his oath, deposed and made proof to my satisfaction that (s)he is the person named in the within instrument, to whom I first made known the contents thereof, and thereupon (s)he acknowledged that (s)he signed, sealed and delivered the same as his/her voluntary act and deed for the uses and purposes therein expressed.

[SEAL]	Notary Public

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